Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Medco Health Solutions, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Medco Health Solutions, Inc. and its subsidiaries (the “Company”) at December 27, 2003 and December 28, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 27, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company was a wholly-owned subsidiary of Merck & Co., Inc. (“Merck”) until August 19, 2003 and had significant intercompany transactions with Merck. On August 19, 2003, Merck completed the distribution to its shareholders of all of the outstanding common stock of the Company. The Company’s relationship with Merck is governed by various agreements entered into in connection with the distribution. These matters are discussed in Notes 1 and 12 to the consolidated financial statements.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

PricewaterhouseCoopers LLP

Florham Park, NJ

January 27, 2004, except for Note 13,

    as to which the date is February 17, 2004

Medco Health Solutions, Inc.

CONSOLIDATED BALANCE SHEETS

($ in millions, except for share data)	DECEMBER 27, 2003	DECEMBER 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$638.5	$14.4
Short-term investments	59.5	72.5
Accounts receivable, net	1,394.0	1,562.2
Due from Merck, net	—	231.8
Inventories, net	1,213.4	1,062.7
Prepaid expenses and other current assets	95.5	69.7
Deferred tax assets	359.4	213.1

Total current assets	3,760.3	3,226.4
Property and equipment, net	757.3	842.9
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,320.5	2,414.8
Other noncurrent assets	114.7	128.2

Total assets	$10,263.0	$9,922.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$1,988.2	$1,718.3
Accrued expenses and other current liabilities	567.1	336.6
Current portion of long-term debt	50.0	—

Total current liabilities	2,605.3	2,054.9
Noncurrent liabilities:
Long-term debt, net of current portion	1,346.1	—
Deferred tax liabilities	1,177.5	1,197.7
Other noncurrent liabilities	54.1	34.3

Total liabilities	5,183.0	3,286.9

Commitments and contingencies (See Note 10)

Stockholders’ equity:
Preferred stock, par value $0.01 – authorized: 10,000,000 shares; issued and outstanding: 0 shares	—	—
Common stock, par value $0.01 – authorized: 1,000,000,000 shares; issued and outstanding: 270,532,667 shares in 2003 and 270,000,000 shares in 2002	2.7	2.7
Accumulated other comprehensive income	—	0.1
Additional paid-in capital	4,913.4	6,386.9
Unearned compensation	(7.4)	—
Retained earnings (for the period subsequent to May 25, 2002)	171.3	245.9

Total stockholders’ equity	5,080.0	6,635.6

Total liabilities and stockholders’ equity	$10,263.0	$9,922.5

The accompanying notes are an integral part of these consolidated financial statements.

Medco Health Solutions, Inc.

CONSOLIDATED STATEMENTS OF INCOME

FOR FISCAL YEARS ENDED (In millions, except for per share data)	DECEMBER 27, 2003	DECEMBER 28, 2002	DECEMBER 29, 2001
Product net revenues (Includes retail co-payments of $6,850 for 2003, $6,457 for 2002, and $5,537 for 2001)	$33,913.1	$32,573.0	$28,709.3
Service revenues	351.4	385.5	361.3

Total net revenues	34,264.5	32,958.5	29,070.6

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $6,850 for 2003, $6,457 for 2002, and $5,537 for 2001)	32,552.7	31,483.9	27,601.1
Cost of service revenues	189.7	173.8	185.6

Total cost of revenues (See Note 12 for a description of transactions with Merck)	32,742.4	31,657.7	27,786.7
Selling, general and administrative expenses	686.4	587.7	578.4
Amortization of goodwill	—	—	106.9
Amortization of intangibles	94.3	84.9	84.9
Interest and other (income) expense, net	12.7	7.9	(4.6)

Total cost of operations	33,535.8	32,338.2	28,552.3

Income before provision for income taxes	728.7	620.3	518.3

Provision for income taxes	302.9	258.7	261.7

Net income	$425.8	$361.6	$256.6

Basic earnings per share:
Weighted average shares outstanding	270.1	270.0	270.0
Earnings per share	$1.58	$1.34	$0.95

Diluted earnings per share:
Weighted average shares outstanding	270.8	270.0	270.0
Earnings per share	$1.57	$1.34	$0.95

The accompanying notes are an integral part of these consolidated financial statements.

Medco Health Solutions, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

($ in millions, except for share data)	TOTAL STOCKHOLDERS’ EQUITY	$0.01 PAR VALUE COMMON STOCK	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	ADDITIONAL PAID-IN CAPITAL	UNEARNED COMPENSATION	RETAINED EARNINGS*
Balances at December 30, 2000	$6,358.3	$2.7	$0.1	$6,355.5	$—	$—

Minimum pension liability, net of tax of $3.0	(5.7)	—	(5.7)	—	—	—
Net income	256.6	—	—	256.6	—	—

Total comprehensive income	250.9	—	(5.7)	256.6	—	—
Net change in intercompany receivable with Merck	(340.9)	—	—	(340.9)	—	—

Balances at December 29, 2001	6,268.3	2.7	(5.6)	6,271.2	—	—

Minimum pension liability, net of tax of $3.0	5.7	—	5.7	—	—	—
Net income	361.6	—	—	115.7	—	245.9

Total comprehensive income	367.3	—	5.7	115.7	—	245.9

Balances at December 28, 2002	6,635.6	2.7	0.1	6,386.9	—	245.9

Net income	425.8	—	—	—	—	425.8
Unrealized loss on investments	(0.1)	—	(0.1)	—	—	—

Total comprehensive income	425.7	—	(0.1)	—	—	425.8

Changes in stockholders’ equity related to employee stock plans	18.7	—	—	26.1	(7.4)	—
Dividends paid to Merck	(2,000.0)	—	—	(1,499.6)	—	(500.4)

Balances at December 27, 2003	$5,080.0	$2.7	$0.0	$4,913.4	$(7.4)	$171.3

*	For the period subsequent to May 25, 2002.

The accompanying notes are an integral part of these consolidated financial statements.

Medco Health Solutions, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR FISCAL YEARS ENDED ($ in millions)	DECEMBER 27, 2003	DECEMBER 28, 2002	DECEMBER 29, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$425.8	$361.6	$256.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	189.0	172.5	131.1
Amortization of goodwill	—	—	106.9
Amortization of intangibles	94.3	84.9	84.9
Deferred income taxes	(142.0)	57.7	10.5
Other	37.3	4.8	1.0

Net changes in assets and liabilities:
Accounts receivable	166.7	(593.8)	(41.3)
Inventories	(150.7)	142.9	(208.1)
Other noncurrent assets	33.6	0.8	(84.1)
Current liabilities	475.8	208.0	404.2
Other noncurrent liabilities	19.9	20.1	13.4
Other	(25.8)	10.8	(16.3)

Net cash provided by operating activities	1,123.9	470.3	658.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(124.9)	(235.2)	(322.0)
Purchases of securities and other investments	(144.8)	(110.2)	(198.5)
Proceeds from sale of securities and other investments	150.6	105.0	190.6
Other	—	—	(0.3)

Net cash used by investing activities	(119.1)	(240.4)	(330.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,396.0	—	—
Proceeds under accounts receivable financing facility	100.0	—	—
Repayments under accounts receivable financing facility	(100.0)	—	—
Debt issuance costs	(20.6)	—	—
Dividends paid to Merck	(2,000.0)	—	—
Proceeds from exercise of stock options	12.1	—	—
Intercompany transfer from (to) Merck, net	231.8	(231.8)	(340.9)

Net cash used by financing activities	(380.7)	(231.8)	(340.9)

Net increase (decrease) in cash and cash equivalents	$624.1	$(1.9)	$(12.3)
Cash and cash equivalents at beginning of year	$14.4	$16.3	$28.6

Cash and cash equivalents at end of year	$638.5	$14.4	$16.3

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$11.4	$—	$—
Income taxes	$279.8	$201.0	$251.7

The accompanying notes are an integral part of these consolidated financial statements.

Medco Health Solutions, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

Medco Health Solutions, Inc., (“Medco” or the “Company”), provides prescription benefit management (“PBM”) services and programs for its clients and the members of their pharmacy benefit plans, as well as for the physicians and pharmacies the members use. The Company’s programs and services help its clients moderate the cost and enhance the quality of the prescription drug benefits they offer to their members. The Company accomplishes this primarily by negotiating competitive rebates and discounts from pharmaceutical manufacturers, obtaining competitive discounts from retail pharmacies, and effectively managing prescriptions filled through its national networks of retail pharmacies or its own mail order pharmacies.

The Company was previously a wholly-owned subsidiary of Merck & Co., Inc., (“Merck”). On August 5, 2003, Merck announced that it had declared a special dividend of all the outstanding shares of common stock of Medco. On August 19, 2003, Merck stockholders of record as of August 12, 2003 received 0.1206 shares of Medco common stock for every one share of Merck common stock held (the “separation”) and the Company was spun off as a separate publicly traded enterprise.

In conjunction with the separation, on August 8, 2003, the Company received $564.7 million in settlement of the recorded amount of the net intercompany receivable due from Merck arising from intercompany transactions from December 30, 2001 to July 31, 2003. On August 12, 2003, Medco completed an underwritten public offering of $500 million aggregate principal amount of 10-year senior notes at a price to the public of 99.195 percent of par value. In addition, Medco borrowed $900 million in term loans under a $1,150 million senior secured credit facility, and had drawn down $100 million under a $500 million accounts receivable financing facility. See Note 6 for additional information. The proceeds from these borrowings, the senior notes offering and the amount received through the settlement of the net intercompany receivable from Merck were used to pay $2.0 billion in cash dividends to Merck.

The Company began recording retained earnings subsequent to May 25, 2002, when it converted from a limited liability company to a corporation (the “incorporation”). Of the $2.0 billion in cash dividends paid to Merck, $500.4 million, representing the accumulated retained earnings from May 25, 2002, through August 19, 2003, was applied to retained earnings and the balance of $1,499.6 million was applied to additional paid-in capital.

In connection with the separation, Merck and the Company entered into a series of agreements, including a master separation and distribution agreement, an indemnification and insurance matters agreement, an amended and restated managed care agreement, a tax responsibility allocation agreement and other related agreements, which govern the ongoing relationship between the two companies. See Note 12 for further information on the ongoing relationship with Merck.

The consolidated financial statements reflect the historical results of operations and cash flows of the Company and include the goodwill and intangible assets pushed down to the Company’s balance sheet arising from Merck’s acquisition of the Company on November 18, 1993. For the majority of the period from November 18, 1993 through August 19, 2003, during which the Company was a wholly-owned subsidiary of Merck, Merck provided the Company with various services, including finance, legal, public affairs, executive oversight, human resources, procurement and other services. The historical financial statements include expense allocations related to these services, which diminished as the Company prepared for its separation from Merck. The Company considers these allocations to be reasonable reflections of the utilization of services provided. The Company has assumed full responsibility for these services and the related expenses. The financial information included herein is not indicative of the consolidated financial position, operating results, changes in equity and cash flows of the Company for any future period, or what they would have been had the Company operated as a separate company prior to August 19, 2003.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEARS. The Company’s fiscal years end on the last Saturday in December. Fiscal years 2003, 2002 and 2001 each consist of 52 weeks. Unless otherwise stated, references to years in the financial statements relate to fiscal years.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Investments in affiliates over which the Company has significant influence, but neither a controlling interest nor a majority interest in the risks or rewards of the investee, are accounted for using the equity method. The Company’s equity investments are not significant.

CASH AND CASH EQUIVALENTS. Cash equivalents are comprised of certain highly liquid investments with original maturities of less than three months. Cash includes currency on hand and demand deposits with banks or other financial institutions.

SHORT-TERM INVESTMENTS. The Company has investments in certificates of deposit and U.S. government securities that are carried at fair value and classified as available for sale with unrealized gains and losses included as a separate component of equity, net of tax. These investments, totaling $59.5 million and $72.5 million as of December 27, 2003 and December 28, 2002, respectively, have maturities of less than one year and are held to satisfy the statutory capital and other requirements for the Company’s insurance subsidiaries.

FINANCIAL INSTRUMENTS. The carrying amount of cash, short-term investments in marketable securities, trade accounts receivable, bank overdrafts and accounts payable approximated fair value as of December 27, 2003 and December 28, 2002. The Company estimates fair market value for these assets based on their market values or estimates of the present value of their cash flows. As of and for the fiscal year ended December 27, 2003, the Company did not use derivative financial instruments.

ACCOUNTS RECEIVABLE, NET. Accounts receivable includes billed and estimated unbilled receivables from clients and manufacturers. In addition, rebates payable to clients are estimated and accrued as a reduction in accounts receivable, net, based upon the prescription drugs dispensed by the pharmacies in the Company’s retail networks, or dispensed by the Company’s mail order pharmacies. Unbilled receivables are billed to clients typically within 14 days based on the contractual billing schedule agreed upon with each client. Thus, at the end of any given reporting period, unbilled receivables from clients will represent up to two weeks of dispensing activity and will fluctuate at the end of a fiscal month depending on the timing of these billing cycles. Unbilled receivables from manufacturers are generally billed beginning 30 days from the end of each quarter. Accounts receivable, net, are presented net of allowance for doubtful accounts. As of December 27, 2003 and December 28, 2002, accounts receivable included unbilled receivables from clients and manufacturers of $1,279.1 million and $1,265.6 million, respectively. Receivables are presented net of allowance for doubtful accounts of $6.4 million and $6.5 million at December 27, 2003 and December 28, 2002, respectively.

INVENTORIES, NET. Inventories in the Company’s mail order pharmacies, which consist solely of finished product (primarily prescription drugs), are valued at the lower of first-in, first-out (FIFO) cost or market.

PROPERTY AND EQUIPMENT, NET. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method for assets with useful lives ranging from three to 45 years. Leasehold improvements are amortized over the shorter of the remaining life of the lease or the useful lives of the assets. The Company complies with the provisions of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three to five years. Costs for general and administrative expenses, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. Property and equipment are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows derived from the lowest appropriate asset groupings. If this comparison indicates that there is an impairment, the amount of the impairment would be calculated using discounted expected future cash flows.

NET REVENUES. Product net revenues consist principally of sales of prescription drugs to clients, either through the Company’s network of contractually affiliated retail pharmacies or through the Company’s mail order pharmacies, and are recognized when those prescriptions are dispensed and received by the members. The Company evaluates client contracts using the indicators of Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent,” to determine whether the Company acts as a principal or as an agent in the fulfillment of prescriptions through the retail pharmacy network. Where the Company acts as a principal, revenues are recognized at the prescription price (ingredient cost plus dispensing fee) negotiated with clients, including the portion of the price allocated by the client to be settled directly by the member (co-payment), as well as the Company’s administrative fees (“Gross Reporting”). This is because the Company (a) has separate contractual relationships with clients and with pharmacies, (b) is responsible to validate and economically manage a claim through its claims adjudication process, (c) commits to set prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled (co-payment requirements), (d) manages the overall prescription drug relationship with the patients, who are members of clients’ plans, and (e) has credit risk for the price due from the client. In limited instances where the Company adjudicates prescriptions at pharmacies that are under contract directly with the client and there are no financial risks to the Company, such revenue is recorded at the amount of the administrative fee earned by the Company for processing the claim (“Net Reporting”). Rebates, guarantees, and risk-sharing payments paid to clients and other discounts are deducted from revenue as they are earned by the client. Rebates are generally paid to clients subsequent to collections from pharmaceutical manufacturers. Other contractual payments made to clients are generally made upon initiation of contracts as implementation allowances, which may, for example, be designated by clients as funding for their costs to transition their plans to the Company or as compensation for certain data or licensing rights granted by the client to the Company. The Company considers these payments to be an integral part of the Company’s pricing of a contract and believes that they represent only a variability in the timing of cash flow that does not change the underlying economics of the contract. Accordingly, these payments are capitalized and amortized as a reduction of revenue, generally on a straight-line basis, over the life of the contract where the payments are refundable upon cancellation of the contract or relate to noncancelable contracts. Amounts capitalized are assessed periodically for recoverability based on the profitability of the contract. During 2003 and for each of 2002 and 2001, the Company had one client that represented 18%,16% and 16% of net revenues, respectively.

Service revenues consist principally of sales of prescription services and data to pharmaceutical manufacturers and other parties, and administrative fees earned from clients and other non-product related revenues. Client administrative fees are earned for services that are comprised of claims processing, eligibility management, benefits management, pharmacy network management and other related customer services. Service revenues are recorded by the Company when performance occurs and collectibility is assured.

COST OF REVENUES. Cost of product net revenues includes the cost of inventory dispensed from the mail order pharmacies, costs incurred in the mail order front-end prescription order-processing pharmacies and back-end prescription-dispensing pharmacies, along with associated depreciation. Cost of product net revenues also includes ingredient costs of drugs dispensed and professional fees paid to retail network pharmacies. In addition, cost of product net revenues includes the operating costs of the Company’s call center pharmacies, which primarily respond to member and retail pharmacy inquiries regarding member prescriptions as well as physician calls. Cost of product net revenues also includes an offsetting credit for rebates earned from pharmaceutical manufacturers whose drugs are included on the Company’s preferred drug lists, which are also known as formularies. These rebates generally take the form of formulary rebates, which are earned based on the volume of a specific drug dispensed under formularies, or market share rebates, which are based on the achievement of contractually specified market share levels for a specific drug. Rebates receivable from pharmaceutical manufacturers are accrued in the period earned by multiplying estimated rebatable prescription drugs dispensed through the Company’s retail network and through the Company’s mail order pharmacies by the contractually agreed manufacturer rebate amount. Rebates receivable estimates are revised to actual, with the difference recorded to cost of revenues, upon billing to the manufacturer, generally 30 to 90 days subsequent to the end of the applicable quarter. These billings are not issued until the necessary specific eligible claims and third party market share data is received and thoroughly analyzed. Historically, the effect of adjustments resulting from the reconciliation of rebates recognized and recorded to actual amounts billed has not been material to the Company’s results of operations. Cost of service revenues consists principally of labor and operating costs for delivery of services provided, including member communication materials.

GOODWILL, NET. Goodwill of $3,310.2 million at December 27, 2003 and December 28, 2002, (net of accumulated amortization of $813.4 million through December 29, 2001) primarily represents the push-down of the excess of acquisition costs over the fair value of the Company’s net assets from the acquisition of the Company by Merck in 1993 and, to a significantly lesser extent, the Company’s acquisition of ProVantage Health Services, Inc. (“ProVantage”), in 2000. Until December 29, 2001, goodwill was amortized on a straight-line basis over periods up to 40 years. Effective December 30, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Under SFAS 142, the Company ceased amortization of goodwill and tests its goodwill for impairment on an annual basis using a two-step fair-value based test. The most recent assessment of goodwill impairment was performed as of September 27, 2003, and the recorded goodwill was determined not to be impaired. Assuming SFAS 142 had been adopted for 2001, net income and earnings per share would have been $363.5 million and $1.35, respectively.

INTANGIBLE ASSETS, NET. Intangible assets reflect the value of customer relationships of $2,320.5 million at December 27, 2003 and $2,414.8 million at December 28, 2002, (net of accumulated amortization of $851.7 million at December 27, 2003 and $757.4 million at December 28, 2002) that arose in connection with the acquisition of the Company by Merck in 1993 and that have been pushed down to the balance sheet of the Company. These intangible assets are recorded at cost and are reviewed for impairment whenever events, such as losses of significant clients, or other changes in circumstances indicate that the carrying amount may not be recoverable. When these events occur, the carrying amount of the assets is compared to the pre-tax undiscounted expected future cash flows derived from the lowest appropriate asset groupings. If this comparison indicates that there is an impairment, the amount of the impairment would be calculated using discounted expected future cash flows. The company performed an impairment test as of December 27, 2003, and the intangible assets were determined not to be impaired. For the years ended December 28, 2002, and December 29, 2001, the intangible assets from the Merck acquisition were being amortized on a straight-line basis over a weighted average useful life of 38 years based on the historical customer retention rate. The Company continually assesses the amortizable lives of the intangible assets, taking into account historical client turnover experience, including recent losses of clients and expected future losses, to ensure they reflect current circumstances. Effective December 29, 2002, the Company revised the useful life of its intangible assets to 35 years and the annual intangible assets amortization expense increased by $9.4 million compared to 2002. See Note 13 for further information regarding a subsequent event impacting the intangible assets.

STOCK-BASED COMPENSATION. Prior to the separation from Merck, the Company’s employees had participated in Merck stock option plans under which employees were granted options to purchase shares of Merck common stock at the fair market value on the date of grant. These options generally were exercisable in three to five years and expired within five to 15 years from the date of grant. Certain Merck stock options granted in 2002 and 2003 converted to Medco options upon the separation (the “Converted Options”). The rate of conversion was determined based on a formula that preserved the economic position of the option holder immediately before and after the separation. Subsequent to the separation in August 2003, the Company granted Medco options to employees to purchase shares of Medco common stock at the fair market value on the date of grant. This grant primarily represented an option grant, contingent upon the separation, communicated to employees in February 2003 (the “Communicated Grant”), as well as other option grants to key employees. Under the terms of the Medco Health Solutions, Inc., 2002 Stock Incentive Plan, 54 million shares of the Company’s common stock are available for awards under the plan.

The Company accounts for employee options to purchase stock, and for employee participation in the Medco Health Solutions, Inc., 2001 Employee Stock Purchase Plan (“2001 ESPP”) and the Medco Health Solutions, Inc., 2003 Employee Stock Purchase Plan (“2003 ESPP”), under the intrinsic value method of expense recognition in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, compensation expense is the amount by which the market price of the underlying stock exceeds the exercise price of an option on the date of grant. Employee stock options are granted to purchase shares of stock at the fair market value on the date of grant. Accordingly, no compensation expense is recognized in the Company’s consolidated statements of income for the Merck options, Medco options, 2001 ESPP and the 2003 ESPP.

If the fair value method of accounting for the Merck options, Medco options, 2001 ESPP, and the 2003 ESPP had been applied, net income in 2003, 2002 and 2001 would have been reduced. The fair value method requires recognition of compensation cost ratably over the vesting period. The pro forma effect on net income and earnings per share if the Company had applied the fair value method for recognizing employee stock-based compensation to the Merck options, Medco options, 2001 ESPP and 2003 ESPP is as follows:

FISCAL YEARS ($ in millions, except for per share data)	2003	2002	2001

Net income, as reported(1)	$425.8	$361.6	$256.6
Medco stock-based compensation expense, net of tax(2)	(43.1)	—	—

Pro forma net income including Medco stock-based compensation expense	382.7	361.6	256.6
Merck stock-based compensation expense, net of tax(3)	(98.3)	(72.7)	(66.1)

Pro forma net income including all stock-based compensation expense	$284.4	$288.9	$190.5

Basic earnings per common share:
As reported	$1.58	$1.34	$0.95
Pro forma	$1.05	$1.07	$0.71
Diluted earnings per common share:
As reported	$1.57	$1.34	$0.95
Pro forma	$1.05	$1.07	$0.71

Notes

(1)	Subsequent to the separation in August 2003, the Company granted 474,300 restricted stock units to key employees and directors. The restricted stock units generally vest over two or three years. The Company recorded unearned compensation within stockholders’ equity at an amount equivalent to the market value on the date of grant, and is amortizing the earned portion to compensation expense over the vesting period. Net income, as reported, includes stock-based compensation expense for the year ended December 27, 2003 of $2.9 million ($5.0 million pre-tax), related to the restricted stock units. At December 27, 2003, the unearned compensation recorded within stockholders’ equity is $7.4 million.
(2)	For the year ended December 27, 2003, the Medco pro forma stock-based compensation expense, determined using the fair value method for stock-based awards, net of tax, includes $10.4 million for the Communicated Grant and $7.2 million for other option grants to employees, as well as $25.3 million for the Converted Options. Prior to the separation, the Converted Options were valued with option assumptions applicable to Merck and upon separation were re-valued using the SFAS 123 fair value method assumptions applicable to Medco. The resulting increase in the fair values of the Converted Options is recognized ratably over the remaining vesting period of the option grant.

(3)	The Company is reflecting the Merck stock-based compensation for its employees in the pro forma net income for the periods the Company was wholly-owned by Merck. Upon separation from Merck, the Company’s employees had no remaining service requirements to Merck and the majority of the Merck stock options became fully vested upon the separation in August 2003. As a result, for the year ended December 27, 2003, the pro forma Merck stock-based compensation expense, determined using the fair value method for stock-based awards, net of tax, reflects the accelerated vesting of the Merck options recorded in the third quarter of 2003. There will be no future impact to Medco’s pro forma earnings relating to the Merck options.

The fair value was estimated using the Black-Scholes option-pricing model based on the weighted average market price at the grant date and weighted average assumptions specific to the underlying option. The historical Merck assumptions relate to Merck stock and are therefore based on Merck’s valuation assumptions. The Medco volatility assumption is based on the volatility of the largest competitors within the PBM industry because of Medco’s short history as a publicly traded enterprise. The assumptions utilized for option grants during the years presented are as follows:

FISCAL YEARS	2003	2002	2001
Merck stock options Black-Scholes assumptions (weighted average):
Dividend yield	2.6%	2.4%	1.8%
Risk-free interest rate	2.4%	4.2%	4.7%
Volatility	31%	31%	30%
Expected life (years)	5.1	5.2	6.1
Medco stock options Black-Scholes assumptions (weighted average):
Dividend yield	—	N/A	N/A
Risk-free interest rate	3.0%	N/A	N/A
Volatility	45%	N/A	N/A
Expected life (years)	4.6	N/A	N/A

See Note 11, “Stock Based Compensation,” for additional information concerning the Company’s stock-based compensation plans.

TRANSACTIONS WITH MERCK. The Company was a wholly-owned subsidiary of Merck from November 18, 1993, through August 19, 2003, and entered into intercompany transactions with Merck as further discussed in Note 12. Effective December 30, 2001, amounts due from/to Merck arising from these transactions occurring subsequent to that date were recorded within “Due from Merck, net.” The net amount due from Merck as of December 29, 2001, was classified as equity and formed a part of the continuing equity of the Company.

INCOME TAXES. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Prior to the date of the incorporation, the Company was structured as a single member limited liability company with Merck as the sole member. As described further in Note 12, under the terms of the tax responsibility allocation agreement, the Company is responsible for the payment of federal income taxes and all state income taxes on income earned subsequent to the date of the separation, except that the Company is also generally responsible for state income taxes on income earned subsequent to the date of the incorporation in states where Merck does not file a unitary or combined return. These federal and state income tax liabilities are reflected in accrued expenses and other current liabilities. Merck is responsible for the payment of federal and state income taxes on income earned prior to the aforementioned transition dates. Those federal and state income tax liabilities were reflected in “Due from Merck, net.” The Company records deferred tax assets and liabilities based on temporary differences between the financial statement basis and the tax basis of assets and liabilities using presently enacted tax rates.

USE OF ESTIMATES. The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as accruals for rebates receivable and payable, depreciable/amortizable lives, testing for impairment of long-lived assets, income taxes, pension and other postretirement benefit plan assumptions, amounts recorded for contingencies, and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

OPERATING SEGMENTS. The Company conducts and reports its operations as a single operating segment, which primarily consists of sales of prescription drugs to clients either through the Company’s networks of contractually affiliated retail pharmacies or through its mail order pharmacies and in one geographic region: the United States and Puerto Rico. Management reviews the operating and financial results on a consolidated basis. PBM services to clients are delivered and managed under a single contract for each client.

EARNINGS PER SHARE. The Company reports earnings per share (“EPS”) in accordance with SFAS No.128, ”Earnings per Share” (“SFAS 128”). Basic EPS are computed by dividing net income by the weighted average number of shares of common stock issued and outstanding during the reporting period. Diluted EPS are calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The dilutive effect of outstanding options, and their equivalents, is reflected in diluted EPS by application of the treasury stock method. From February 26, 2002 to June 28, 2003, Merck granted under its employee stock options plans, options that converted into 10.9 million Medco options on August 19, 2003. The rate of conversion was determined based on a formula that preserved the economic position of the option holder immediately before and after the separation. For purposes of calculating diluted EPS, these options were assumed to have converted to Medco options on their original date of grant. Subsequent to the separation in August 2003, the Company granted options of 12.5 million shares at the fair market value on the date of grant. These options may have a dilutive effect on future EPS if the exercise price of the options is less than the market price during a future reporting period. Options granted by Merck to Medco employees prior to February 26, 2002 remain options to purchase Merck stock and became fully vested upon the separation. These Merck options have no impact on Medco share dilution. For the year ended December 27, 2003, there were outstanding options to purchase 1.2 million shares of Medco stock where the exercise price of the options exceeded the average stock price. Accordingly, these options are excluded from the diluted EPS calculation.

The following is a reconciliation of the number of weighted average shares used in the basic and diluted (“EPS”) calculation:

FISCAL YEARS (Amounts in millions)	2003	2002	2001

Weighted average shares outstanding	270.1	270.0	270.0
Dilutive common stock equivalents:
Outstanding stock options and restricted stock units	0.7	—	—

Weighted average shares outstanding assuming dilution	270.8	270.0	270.0

OTHER COMPREHENSIVE INCOME (LOSS). Total comprehensive income includes, in addition to net income, unrealized investment gains and losses and changes in the minimum pension liability excluded from the consolidated statements of income that were recorded directly into a separate section of stockholders’ equity on the consolidated balance sheet. These items are referred to as accumulated other comprehensive income (loss).

PENSION AND OTHER POSTRETIREMENT BENEFITS. The determination of the Company’s obligation and expense for pension and other postretirement benefits is based on assumptions used by actuaries for discount rate, expected long-term rate of return on plan assets, and rates of increase in compensation and healthcare costs.

CONTINGENCIES. The Company is currently involved in various legal proceedings and other disputes with third parties. The Company has considered these contingencies in determining the necessity of any reserves for losses that are probable and reasonably estimable in accordance with SFAS No.5, “Accounting for Contingencies” (“SFAS 5”). The Company’s recorded reserves are based on estimates developed with consideration given to the potential merits of claims, the range of possible settlements, advice from outside counsel, and management’s strategy with regard to the settlement of such claims or defense against such claims.

RECENT ACCOUNTING PRONOUNCEMENTS. In July 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires companies to recognize costs, including one-time termination benefit plans, associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company adopted this standard on January 1, 2003, and it did not have a material effect on the results of operations, cash flows or financial position. The Company provides for severance in accordance with the SFAS 5 approach under SFAS No. 112, “Employers’ Accounting for Postemployment Benefits,” when management decisions to incur severance costs result in those costs being probable and reasonably estimable under the Company’s severance plan.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that a liability be recorded in the guarantor’s balance sheet at fair value upon issuance of certain guarantees. The recognition provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ended after December 15, 2002. The Company has determined that its client performance guarantees and most of its recent guarantees to Merck under the managed care agreement and the various distribution agreements are outside the scope of FIN 45, since these guarantees relate to the Company’s future performance under contractual agreements. The fair value of the remaining Merck guarantees was not material and, as a result, the adoption of FIN 45 did not have a material impact on the Company’s results of operations, cash flows or financial position.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements With Multiple Deliverables” (“EITF 00-21”), which is effective for contracts entered into after June 15, 2003. EITF 00-21 establishes the criteria under which individual components of contractual arrangements with clients could be identified as “separate units of accounting” and accounted for as distinct revenue-generating events under the existing accounting standards governing revenue recognition, including Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Clients who contract with the Company for pharmaceutical benefits management may also contract with the Company for administrative and other services. These multiple deliverables are generally reflected in a single contract. Each material component of the contract has been separately and specifically priced based on its relative market value, and has historically been accounted for as a separate unit of accounting for revenue recognition purposes. Accordingly, the adoption of EITF 00-21 in 2003 did not have a material impact on the results of operations, cash flows or financial position.

In December 2003, the Staff of the Securities and Exchange Commission issued SAB No. 104, “Revenue Recognition” (“SAB 104”), which supercedes SAB 101. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. As previously discussed, the Company’s adoption of EITF 00-21 did not have a material impact on its results of operations, cash flows or financial position, and, consequently, the Company’s revenue recognition policy is in accordance with SAB 104.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment to SFAS No. 123” (“SFAS 148”), which provides alternative methods of transition for companies voluntarily planning on implementing the fair value recognition provisions of SFAS 123. SFAS 148 also revises the disclosure provisions of SFAS 123 to require more prominent disclosure of the method of accounting for stock-based compensation, and it requires disclosure of pro forma net income and earnings per share as if the fair value recognition provisions of SFAS 123 had been applied from the original effective date of SFAS 123. The Company has adopted the disclosure provisions of SFAS 148.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation provisions of FIN 46 were originally effective for financial periods ending after July 15, 2003. In October 2003, the FASB issued Staff Position FIN 46-6, “Effective Date of FIN 46,” which delayed the implementation date for certain variable interest entities to financial periods ending after December 31, 2003. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements. The Company does not have any variable interest entities that would require consolidation under FIN 46 and FIN 46R. Therefore, the Company does not expect the adoption of these standards to have a material impact on the results of operations, cash flows or financial position.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106” (“revised SFAS 132”) which revises employers’ disclosures about pension plans and other postretirement benefit plans. The standard, which is effective for fiscal years ending after December 15, 2003, requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The Company adopted the disclosure provisions of revised SFAS 132.

In December 2003, the FASB issued Staff Position FAS 106-1, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“the Act”) (“FSP FAS 106-1”). FSP FAS 106-1 allows for current recognition or a one-time deferral of the effects of the Act. The deferral suspends the application of SFAS No. 106’s “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” measurement requirements, and it revised SFAS 132’s disclosure requirements for pensions and other postretirement plans for the effects of the Act. The Company has elected to take the one-time deferral and, therefore, any measures of the accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act. Specific authoritative guidance on accounting for the federal subsidy included in the Act is pending. The guidance, when issued, could require the Company to change previously reported information.

3. PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:

($ in millions)	DECEMBER 27, 2003	DECEMBER 28, 2002
Land and buildings	$185.2	$180.8
Machinery, equipment and office furnishings	465.3	476.2
Computer software	578.3	543.4
Leasehold improvements	92.2	91.6
Construction in progress (primarily capitalized software development)	5.8	17.0

	1,326.8	1,309.0
Less accumulated depreciation and amortization	(569.5)	(466.1)

Property and equipment, net	$757.3	$842.9

Depreciation and amortization expense for property and equipment totaled $189.0 million, $172.5 million and $131.1 million in fiscal years 2003, 2002 and 2001, respectively.

4. LEASES

The Company leases certain mail order and call center pharmacy facilities, offices and warehouse space throughout the United States under various operating leases. In addition, the Company leases operating equipment for use in its mail order pharmacy facilities and computer equipment for use in its data center. Rental expense was $60.5 million, $51.4 million and $40.5 million for fiscal years 2003, 2002 and 2001, respectively. The minimum aggregate rental commitments under noncancelable leases, excluding renewal options, are as follows:

FISCAL YEARS ENDING DECEMBER
($ in millions)

2004	$30.5
2005	$25.8
2006	$20.8
2007	$6.3
2008	$4.7
Thereafter	$8.5

In the normal course of business, operating leases are generally renewed or replaced by new leases.

5. GOODWILL AND INTANGIBLE ASSETS

As of December 27, 2003 and December 28, 2002, goodwill was $3,310.2 million. Until December 29, 2001, goodwill was amortized on a straight-line basis over periods of up to 40 years. Effective December 30, 2001, the Company adopted SFAS 142 and ceased amortization of goodwill. See Note 2 for further information. Amortization expense of goodwill for the year ended December 29, 2001 was $106.9 million.

Intangible assets, principally comprised of the recorded value of Medco’s customer relationships at the time of Merck’s acquisition of the Company in 1993, are as follows:

($ in millions)	DECEMBER 27, 2003	DECEMBER 28, 2002
Intangible assets	$3,172.2	$3,172.2
Less accumulated amortization	(851.7)	(757.4)

Intangible assets, net	$2,320.5	$2,414.8

For the years ended December 28, 2002 and December 29, 2001, the intangible assets associated with the acquisition of the Company by Merck in 1993 were amortized on a straight-line basis over a weighted average useful life of 38 years. Effective December 29, 2002, the Company revised the intangible assets weighted average useful life to 35 years, with the annual amortization expense increasing by $9.4 million. See Note 2 for additional information. Amortization expense of intangible assets for the years ended December 27, 2003, December 28, 2002 and December 29, 2001 was $94.3 million, $84.9 million and $84.9 million, respectively. As described in Note 13, effective December 28, 2003, the Company revised the weighted average useful life to 23 years with the annual amortization expense increasing by $85.6 million. Aggregate intangible asset amortization expense for each of the five succeeding fiscal years is estimated to be $179.9 million.

6. DEBT

The following debt was incurred in conjunction with the separation, and the proceeds were used to fund a portion of the related $2.0 billion in cash dividends paid to Merck.

SENIOR NOTES. On August 12, 2003, Medco completed an underwritten public offering of $500 million aggregate principal amount of 10-year senior notes at a price to the public of 99.195 percent of par value. The senior notes bear interest at a rate of 7.25 percent per annum, with an effective interest rate of 7.365%, and mature on August 15, 2013. The Company may redeem the senior notes at its option, in whole or in part, at any time at a price equal to 100% of their principal amount plus a make-whole premium equal to the greater of 100% of the principal amount of the notes being redeemed, or the sum of the present values of 107.25% of the principal amount of the notes being redeemed, plus all scheduled payments of interest on the notes discounted to the redemption date at an equivalent yield to a comparable treasury issue for such redemption date plus 50 basis points.

The senior notes are publicly traded on the New York Stock Exchange. The estimated aggregate fair value of the senior notes equaled $549.7 million at December 27, 2003. The fair market value is based on publicly quoted market prices.

$1,150 MILLION SENIOR SECURED CREDIT FACILITY. Medco borrowed $900 million in term loans under a $1,150 million senior secured credit facility. The facility includes $400 million in Term A loans, $500 million in Term B loans and a revolving credit facility amounting to $250 million. The Term A loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus a 1.75 percent margin and the Term B loans bear interest at LIBOR plus a 2.25 percent margin. The weighted average LIBOR rate was 1.16% for the period from issuance to fiscal year-end. The senior secured credit facility is secured by a pledge of the capital stock of the Company’s subsidiaries, other than the Company’s receivable subsidiary discussed below and its subsidiaries that are engaged in insurance-related activities.

Scheduled repayments of amounts outstanding under the Term A and Term B loans began on December 31, 2003. Principal payments are scheduled in quarterly installments with the last payment of the Term A loan scheduled for June 30, 2008 and the last payment of the Term B loan scheduled for June 30, 2010. The fair value of the senior secured credit facility approximates its carrying value, and was estimated using quoted interbank market prices.

ACCOUNTS RECEIVABLE FINANCING FACILITY. The Company, through a wholly-owned subsidiary, entered into a $500 million, 364-day renewable accounts receivable financing facility that is collateralized by the Company’s pharmaceutical manufacturer accounts receivable. In conjunction with the separation from Merck, the Company drew down $100 million under this facility, which was subsequently repaid in the fourth quarter of 2003.

The Company did not have debt in prior years. The Company’s debt as of December 27, 2003, consists of the following:

($ in millions)	DECEMBER 27, 2003
Short-term debt:
Current portion of long-term debt(1)	$50.0

Total short-term debt	50.0

Long-term debt:
Term A loans, net of current portion(1)	355.0
Term B loans, net of current portion(1)	495.0
7.25% senior notes due 2013, net of discount	496.1

Total long-term debt	1,346.1

Total debt	$1,396.1

(1)	The current portion of long-term debt includes $45.0 million associated with the Term A loans and $5.0 million associated with the Term B loans.

The senior secured credit facility and the accounts receivable financing facility contain covenants, including, among others items, limitations on capital expenditures, minimum fixed charges and total leverage ratios. In addition, the senior notes contain covenants including, among others, restrictions on additional indebtedness, dividends, share repurchases, and asset sales and liens. As of December 27, 2003, the Company is in compliance with all covenants.

The aggregate maturities of long-term debt for each of the next five years are as follows: 2004, $50.0 million; 2005, $91.3 million; 2006, $68.8 million; 2007, $112.5 million and 2008, $102.5 million.

7. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

NET PENSION AND POSTRETIREMENT BENEFIT COST. The Company and its subsidiaries have various plans covering substantially all of its employees. The Company uses its fiscal year end date as the measurement date for the majority of its plans. The net cost for the Company’s pension plans, principally the Medco Health Solutions Cash Balance Retirement Plan, consisted of the following components:

FISCAL YEARS ($ in millions)	2003	2002	2001
Service cost	$15.6	$13.6	$11.2
Interest cost	5.2	4.4	3.4
Expected return on plan assets	(6.9)	(5.7)	(5.7)
Net amortization of actuarial losses	2.2	0.7	—

Net pension cost	$16.1	$13.0	$8.9

The Company maintains postretirement healthcare benefit plans for its employees. The net cost of these postretirement benefits, other than pensions, consisted of the following components :

FISCAL YEARS ($ in millions)	2003	2002	2001
Service cost	$12.9	$12.3	$9.2
Interest cost	5.9	4.7	3.4
Amortization of prior service costs	0.8	2.6	2.6
Net amortization of actuarial losses	1.8	0.1	—

Net postretirement benefit cost	$21.4	$19.7	$15.2

The cost of healthcare and life insurance benefits for active employees was $95.1 million in 2003, $104.4 million in 2002 and $88.7 million in 2001.

PENSION PLAN ASSETS. The Company’s pension plan asset allocation at December 27, 2003, December 28, 2002 and target allocation for 2004 by asset category are as follows:

	TARGET ALLOCATION 2004	PERCENTAGE OF PLAN ASSETS AT
ASSET CATEGORY		DECEMBER 27, 2003	DECEMBER 28, 2002
U.S. equity securities	49–61%	55%	49%
International equity securities	12–18%	16%	21%
Fixed income instruments	25–31%	27%	17%
Real estate	—	—	4%
Cash and other	1–5%	2%	9%

Total		100%	100%

The Company believes that the portfolio’s equity weighting strategy is consistent with investment goals and risk management practices applicable to the long-term nature of the plan’s benefit obligation.

CHANGES IN PLAN ASSETS AND BENEFIT OBLIGATION. Summarized information about the changes in plan assets and benefit obligation is as follows:

	PENSION BENEFITS		OTHER POSTRETIREMENT BENEFITS
FISCAL YEARS ($ in millions)	2003	2002	2003	2002
Fair value of plan assets at beginning of year	$80.5	$52.4	$—	$—
Actual return on plan assets	22.7	(7.9)	—	—
Company contributions	0.1	40.7	1.2	0.8
Employee contributions	—	—	0.3	0.2
Benefits paid	(6.8)	(4.7)	(1.5)	(1.0)

Fair value of plan assets at end of year	$96.5	$80.5	$—	$—

Benefit obligation at beginning of year	$81.8	$58.8	$104.2	$60.8
Service cost	15.8	13.6	12.9	12.3
Interest cost	5.2	4.4	5.9	4.7
Employee contributions	—	—	0.3	0.2
Plan amendment(1)	—	—	(103.4)	—
Actuarial losses (gains)	(1.7)	9.7	10.0	27.2
Benefits paid	(6.8)	(4.7)	(1.4)	(1.0)

Benefit obligation at end of year	$94.3	$81.8	$28.5	$104.2

(1)	In the fourth quarter of 2003, the Company amended the postretirement health benefit plan. The amendment included changes to age and service requirements, introduction of a limit (or cap) on Company subsidies to be based on 2004 costs, and reduced subsidies for spouses and dependents.

A reconciliation of the plans’ funded status to the net asset (liability) recognized at year end 2003 and 2002 is as follows:

	PENSION BENEFITS		OTHER POSTRETIREMENT BENEFITS
FISCAL YEARS ($ in millions)	2003	2002	2003	2002
Plan assets in excess of (less than) benefit obligation	$2.1	$(1.3)	$(28.5)	$(104.2)
Unrecognized net loss	13.4	33.7	38.3	30.0
Unrecognized initial benefit obligation	—	—	—	—
Unrecognized prior service cost (benefit)	—	—	(63.9)	40.4

Net asset (liability)	$15.5	$32.4	$(54.1)	$(33.8)

Recognized as:
Other noncurrent assets	$15.5	$32.4	$—	$—
Other noncurrent liabilities	$—	$—	$(54.1)	$(33.8)

Additional Information:

	PENSION BENEFITS		OTHER POSTRETIREMENT BENEFITS
FISCAL YEARS	2003	2002	2003	2002
($ in millions)
Decrease in minimum liability included in other comprehensive income	$—	$8.7	$—	$—

The accumulated benefit obligation for all defined benefit plans was $87.8 and $78.6 at December 27, 2003 and December 28, 2002, respectively.

Unrecognized net loss (gain) amounts reflect experience differentials relating to differences between expected and actual returns on plan assets; differences between expected and actual healthcare cost increases, and the effects of changes in actuarial assumptions. Expected returns are based on the market value of assets. Total unrecognized net loss (gain) amounts in excess of certain thresholds are amortized into net pension and other postretirement benefit costs over the average remaining service life of employees.

ACTUARIAL ASSUMPTIONS. Actuarial weighted average assumptions used in determining plan information are as follows:

	PENSION BENEFITS			OTHER POSTRETIREMENT BENEFITS
FISCAL YEARS	2003	2002	2001	2003	2002	2001
Weighted average assumptions used to determine benefit obligations:
Discount rate	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Salary growth rate	4.50%	4.50%	4.50%	—	—	—

Weighted average assumptions used to determine net cost:
Discount rate	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Expected long-term rate of return on plan assets	8.75%	10.00%	10.00%	—	—	—
Salary growth rate	4.50%	4.50%	4.50%	—	—	—

The Company reassesses its benefit plan assumptions on a regular basis. For 2003, the Company changed its expected long-term rate of return on plan assets from 10.0% to 8.75% for pension benefits. For 2004, the Company has further decreased its expected long-term rate of return on plan assets from 8.75% to 8.00%.

The expected rate of return for the pension plan represents the average rate of return to be earned on the plan assets over the period that the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considers long-term compound annualized returns of historical market data, as well as historical actual returns on our plan assets. Using this reference information, the Company develops forward-looking return expectations for each asset category and a weighted average expected long-term rate of return for a targeted portfolio allocated across these investment categories.

Actuarial assumptions are based on management’s best estimates and judgment. A reasonably possible change of plus (minus) 25 basis points in the discount rate assumption, with other assumptions held constant, would have an estimated $1.7 million favorable (unfavorable) impact on net pension and postretirement benefit cost. A reasonably possible change of plus (minus) 25 basis points in the expected rate of return assumption, with other assumptions held constant, would have an estimated $0.2 million favorable (unfavorable) impact on net pension cost.

The healthcare cost trend rate for other postretirement benefit plans for 2004 is 11.5%. Since the plan will be capped based on 2004 costs, employer liability will not be affected by healthcare cost trend after 2004.

The Company expects to have a minimum pension funding requirement under the Internal Revenue Code (IRC) during 2004. The preceding hypothetical changes in discount rate and expected rate of return assumptions would not impact the Company’s funding requirements.

CASH FLOWS

Employer Contributions. The following is a summary of the Company’s actual contributions for 2002 and 2003, and expected contributions for 2004:

FISCAL YEARS ($ in millions)	PENSION BENEFITS	OTHER POSTRETIREMENT BENEFITS
2002	$40.7	$0.8
2003	—	1.2
2004 (expected)	9.0	1.5

The $9.0 million expected to be contributed to the pension plans during 2004 is estimated to be needed to satisfy minimum funding requirements, and no additional contributions are expected to be contributed at Medco’s discretion. The Company anticipates that the contributions will consist solely of cash.

Contributions by participants to the other postretirement benefit plans were $0.3 million and $0.2 million for the years ending December 27, 2003 and December 28, 2002, respectively. There were no contributions by participants to these plans for the year ending December 29, 2001.

OTHER PLANS. The Company participates in a multi-employer defined benefit retirement plan that covers certain union employees. The Company made contributions to the plan of $1.0 million in 2003, $1.0 million in 2002 and $0.7 million in 2001.

The Company sponsors a defined contribution retirement plan for all eligible employees, as defined in the plan documents. This plan is qualified under Section 401(k) of the IRC. Contributions to the plan are based on employee contributions and a Company match. The Company’s contributions to the plan were $17.6 million in 2003, $17.9 million in 2002 and $17.4 million in 2001.

8. TAXES ON INCOME

Effective May 21, 2002, the Company changed its tax status to that of a corporation, and it provides for and directly pays federal and state income taxes as discussed in Notes 2 and 12.

The components of the provision for income taxes are as follows:

FISCAL YEARS ($ in millions)	2003	2002	2001

Current provision:
Federal	$356.6	$148.4	$190.1
State	88.3	52.6	61.6

Total	444.9	201.0	251.7

Deferred provision (benefit):
Federal	(124.0)	48.0	8.5
State	(18.0)	9.7	1.5

Total	(142.0)	57.7	10.0

Total provision for income taxes	$302.9	$258.7	$261.7

A reconciliation between the Company’s effective tax rate and the U.S. statutory rate is as follows:

FISCAL YEARS	2003	2002	2001
TAX RATE
U.S. statutory rate applied to pretax income	35.0%	35.0%	35.0%
Differential arising from:
Amortization of goodwill	—	—	7.2
State taxes	6.2	6.5	7.9
Other	0.4	0.2	0.4

Effective tax rate	41.6%	41.7%	50.5%

Deferred income taxes at year end consisted of:

($ in millions)	2003 ASSETS	2003 LIABILITIES	2002 ASSETS	2002 LIABILITIES
Intangibles	$—	$940.6	$—	$973.6
Accelerated depreciation	—	228.0	—	217.5
Accrued expenses	76.2	—	43.8	—
Accrued rebates	226.4	—	160.8	—
Other	56.8	8.9	8.5	6.6

Total deferred taxes	$359.4	$1,177.5	$213.1	$1,197.7

Net deferred tax liabilities		$818.1		$984.6

The Company reduced its net receivable from Merck in the amounts of $137.0 million through August 19, 2003, and $201.0 million and $251.7 million in 2002 and 2001, respectively, for taxes paid by Merck on the Company’s behalf.

Income taxes payable of $223.7 million and $5.5 million as of December 27, 2003 and December 28, 2002, respectively, are reflected in accrued expenses and other current liabilities.

9. RESTRUCTURING COSTS

The Company made decisions in 2003 to streamline its dispensing pharmacy and call center pharmacy operations, including the closure of some sites and the re-balancing of other facilities, and also to reduce resources in some of its corporate functions. These decisions resulted in charges to the consolidated statements of income amounting to $68.7 million in 2003, including $22.5 million of noncash expenses recorded in cost of product net revenues, primarily associated with a change in estimated depreciable asset useful lives, and $46.2 million in severance, of which $23.3 million is recorded in cost of product net revenues and $22.9 million is recorded in selling, general and administrative expenses. The following table provides a summary of accrued severance activity during 2003:

($ in millions)	ACCRUED SEVERANCE
As of December 28, 2002	$2.8
Severance charges	46.2
Severance payments	(21.1)

As of December 27, 2003	$27.9

The liability for accrued severance is reflected in accrued expenses and other current liabilities. The Company expects the associated restructuring activities and cash payments to be completed in 2004.

10. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company regularly enters into purchase commitments covering inventory requirements of its mail order pharmacies for periods of generally up to one year. These commitments generally reflect the minimum purchase requirements of these pharmaceutical manufacturers and distributors. As of December 27, 2003, contractual obligations for these purchase commitments totaled $14.8 million for 2004.

The Company and its subsidiaries are parties to a variety of legal proceedings, including several cases in which substantial amounts of damages are sought.

GOVERNMENT PROCEEDINGS AND REQUESTS FOR INFORMATION. On September 29, 2003, the U.S. Attorney’s Office for the Eastern District of Pennsylvania filed a complaint alleging violations of the federal False Claims Act and asserting other legal claims. The complaint alleges, among other things, that the Company canceled and later reentered prescriptions in order to avoid violating contractual guarantees regarding prescription dispensing turnaround times in its mail order pharmacies; dispensed fewer pills than reported to the patient and charged clients based on the reported number of units dispensed; favored the products of certain manufacturers, including Merck, over less expensive products; and engaged in improper pharmacy practices. On December 9, 2003, the U.S. Attorney’s Office filed an amended complaint, which adds two former employees of the Company as defendants and, among other additional legal claims, asserts a claim against the Company under the Public Contracts Anti-Kickback Act for allegedly making improper payments to health plans to induce such plans to select the Company as a PBM for government contracts. The District of Columbia, Commonwealth of Massachusetts, and State of Nevada have intervened in the action.

The U.S. Attorney’s Office’s filing of the complaint and amended complaint followed its June 23, 2003 filing of a notice of intervention with respect to two pending qui tam, or whistleblower, complaints originally filed in February 2000 under the federal False Claims Act and similar state laws. The qui tam actions are currently pending. In one of the actions, Merck is named as a defendant.

The U.S. Attorney’s office seeks, among other things, to change the Company’s business practices and to impose monetary damages and fines that could have a materially adverse impact on the Company’s results of operations and financial condition. On December 19, 2003, the Company filed a motion to dismiss the U.S. Attorney’s Office’s complaint and the two qui tam actions discussed above. The court has not yet ruled on the motion.

On December 22, 2003, the Board of the State Teachers Retirement System of Ohio (STRS), a former client, filed a complaint against Merck and the Company in Ohio state court. STRS alleges, among other things, that the Company overcharged STRS on mail order dispensing fees; charged more for generic drugs filled through mail order than retail pharmacies charge for the same drugs; canceled and re-entered prescription orders in order to meet contractual performance guarantees regarding turnaround times; under-counted pills, and engaged in other unlawful pharmacy practices. Many of the allegations appear to be taken directly from the complaint filed by the U.S. Attorney’s Office discussed above. STRS asserts claims against the Company for breach of contract, against Merck for tortious interference with contract, and against both Merck and the Company for breach of fiduciary duties; violation of state consumer protection and deceptive trade practices laws; unjust enrichment, and fraud.

On April 16, 2003, the Company received a letter from the Office of the Maine Attorney General seeking information concerning the Company’s PBM practices. The letter was written on behalf of Maine and 21 other states, and is in connection with a review of the pharmaceutical industry and PBM practices. The Company understands that two additional states have joined the group of states conducting such review, and that four states (including Ohio) have withdrawn from the group.

On August 14, 2003, the Company and three of its subsidiaries received an investigative subpoena from the Office of the Florida Attorney General Medicaid Fraud Control Unit. The Company has complied with the subpoena. The subpoena, which provided a list of Florida HMOs, requested copies of contracts between the Company and any of the listed HMOs, as well as claims data relating to the Company’s dispensing of prescription drugs and related services to Medicaid patients through the Company’s mail order pharmacies.

The Company is cooperating with Maine and the other states to provide them with more information about the Company’s business practices. Such cooperation includes informal discussions with various states from time to time and responses to requests from certain states for information specific to those states. The Company cannot predict the outcome of these investigations or whether any related actions challenging our business practices will be commenced.

The Company believes that its business practices comply in all material respects with applicable laws and regulations and it intends to vigorously defend the actions described above. Nevertheless, the outcome of the proceedings and requests for information discussed above is uncertain. The actions and requests for information are at an early stage, and the Company is unable to predict whether additional claims and actions (including actions seeking injunctive relief) will be asserted or to predict the total relief (including damages and fines) that could be made. These lawsuits and the investigations described above arise in an environment of rising costs for prescription drugs and heightened public scrutiny of the pharmaceutical industry, including the PBM industry and its practices. This public scrutiny is characterized by extensive press coverage; ongoing attention in Congress and in state legislatures, and investigations and public statements by law enforcement officials. These factors contribute to the uncertainty regarding the possible course and outcome of the litigation and investigations discussed above.

We are unable to predict the outcome of any of the lawsuits or investigations described above. In addition, in connection with the Company’s separation from Merck, the Company entered into an indemnification and insurance matters agreement with Merck. To the extent that the Company is required to indemnify Merck for liabilities arising out of a lawsuit, an adverse outcome with respect to Merck could result in the Company making indemnification payments in amounts that could be material, in addition to any damages that the Company is required to pay. For these reasons, an adverse outcome in one of these suits or in any proceeding arising from one of these investigations could result in material fines and damages; material changes to the Company’s business practices; loss of (or litigation with) clients; and other penalties, and it could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

ERISA AND SIMILAR LITIGATION. In December 1997, a lawsuit captioned Gruer v. Merck-Medco Managed Care, L.L.C. was filed in the U.S. District Court for the Southern District of New York against Merck and the Company. The suit alleges that the Company should be treated as a “fiduciary” under the provisions of ERISA and that the Company has breached fiduciary obligations under ERISA in connection with the Company’s development and implementation of formularies, preferred drug listings and intervention programs. After the Gruer case was filed, six other cases have been filed in the same court asserting similar claims; one of these cases was voluntarily dismissed. The plaintiffs in these cases, who are individual plan members and claim to represent the interests of six different pharmaceutical benefit plans for which the Company is the PBM, contend that, in accepting and retaining certain rebates, the Company has failed to make adequate disclosure and has acted in the Company’s own best interest and against the interests of the Company’s clients. The plaintiffs also allege that the Company was wrongly used to increase Merck’s market share, claiming that under ERISA the Company’s drug formulary choices and therapeutic interchange programs were “prohibited transactions” that favor Merck’s products. The plaintiffs have demanded that Merck and the Company turn over any unlawfully obtained profits to a trust to be set up for the benefit plans.

In December 2002, Merck and the Company agreed to settle the Gruer series of lawsuits on a class action basis to avoid the significant cost and distraction of protracted litigation. Merck, the Company, and the plaintiffs in five of these six cases filed a proposed class action settlement with the court. On July 31, 2003, the court granted preliminary approval to the settlement. Under the proposed settlement, Merck and the Company have agreed to pay $42.5 million, and the Company has agreed to change or to continue certain specified business practices for a period of five years. The proposed settlement would resolve litigation by pharmaceutical benefit plans against Merck and the Company based on ERISA and similar claims, except with respect to those plans that affirmatively opt out of the settlement. It does not involve the release of any potential antitrust claims. The release of claims under the settlement would cover the period from December 17, 1994 to the date that the settlement receives final approval. In September 2003, the Company paid $38.3 million to an escrow account, representing the Company’s portion, or 90%, of the proposed settlement. This payment was charged against accrued expenses and other current liabilities, as the liability was recorded in prior periods. On December 11, 2003, the court conducted a hearing for the purpose of entertaining objections to the settlement, several of which have been filed, and determining, among other things, whether the settlement should be finally approved. At the hearing, the court directed that additional notices of the settlement be mailed to certain members of the settlement class. The hearing will continue in or about April 2004. The settlement becomes final only if and when the court grants final approval and all appeals have been exhausted. The plaintiff’s plan in the sixth case discussed above has elected to opt out of the settlement.

Similar ERISA-based complaints against the Company and Merck have been filed in eight additional actions by ERISA plan participants, purportedly on behalf of their plans, and, in some of the actions, similarly situated self-funded plans. The complaints in these actions rely on many of the same allegations as the Gruer series of lawsuits discussed above. The ERISA plans themselves, which are not parties to these lawsuits, have elected to participate in the proposed settlement discussed above. In addition, a proposed class action complaint against Merck and the Company has been filed by trustees of another benefit plan in the U.S. District Court for the Northern District of California. This plan has elected to opt out of the settlement. These nine cases have been transferred and consolidated in the Southern District of New York by order of the Judicial Panel on Multi-district Litigation.

In April 2003, a lawsuit captioned Peabody Energy Corporation v. Medco Health Solutions, Inc., et al. was filed in the U.S. District Court for the Eastern District of Missouri. The complaint, filed by one of the Company’s clients, relies on allegations similar to those in the ERISA cases discussed above, in addition to allegations relating specifically to Peabody. The complaint asserts that the Company breached fiduciary duties under ERISA, violated a New Jersey consumer protection law, improperly induced the client into contracting with the Company, and breached the resulting agreement. The plaintiff seeks compensatory, punitive and treble damages, as well as rescission and restitution of revenues that were allegedly improperly received by the Company. On October 28, 2003, the Judicial Panel on Multi-district Litigation transferred this action to the Southern District of New York to be consolidated with the ERISA cases pending against the Company in that court.

In December 2003, Peabody Energy Corporation filed a similar action against Merck in the U.S. District Court for the Eastern District of Missouri. The complaint relies on allegations similar to those in the ERISA cases discussed above and in the case filed by Peabody against the Company. The complaint asserts claims that Merck violated federal and state racketeering laws, tortiously interfered with Peabody’s contract with the Company, and was unjustly enriched. The plaintiff seeks, among other things, compensatory damages of approximately $35 million, treble damages, and restitution of revenues that were allegedly improperly received by Merck.

In March 2003, a lawsuit captioned American Federation of State, County and Municipal Employees v. AdvancePCS et.al., based on allegations similar to those in the ERISA cases discussed above, was filed against the Company and other major PBMs in the Superior Court of California. The theory of liability in this action is based on a California law prohibiting unfair business practices. The plaintiff, which purports to sue on behalf of itself, California non-ERISA health plans, and all individual participants in such plans, seeks injunctive relief and disgorgement of revenues that were allegedly improperly received by the Company. The court recently denied the defendant PBMs’ motion to dismiss the action.

In June 2002, a lawsuit captioned Miles v. Merck-Medco Managed Care, L.L.C., based on allegations similar to those in the ERISA cases discussed above, was filed against Merck and the Company in the Superior Court of California. The theory of liability in this action is based on a California law prohibiting unfair business practices. The plaintiff, who purports to sue on behalf of the general public of California, seeks injunctive relief and disgorgement of the revenues that were allegedly improperly received by Merck and the Company.

The Miles case was removed to the U.S. District Court for the Southern District of California and, pursuant to the Multi-district Litigation order discussed above, was later transferred to the Southern District of New York and consolidated with the ERISA cases pending against Merck and the Company in that court. The court has not yet ruled on the plaintiff’s motion to remand the case back to the California state court.

In October 2002, the Company filed a declaratory judgment action, captioned Medco Health Solutions, Inc., v. West Virginia Public Employees Insurance Agency, in the Circuit Court of Kanawha County, West Virginia, asserting the Company’s right to retain certain cost savings in accordance with the Company’s written agreement with the West Virginia Public Employees Insurance Agency, or PEIA. In November 2002, the State of West Virginia and PEIA filed a separate lawsuit against Merck and the Company, also in the Circuit Court of Kanawha County, West Virginia. This action was premised on several state law theories, including violations of the West Virginia Consumer Credit and Protection Act, conspiracy, tortious interference, unjust enrichment, accounting, fraud and breach of contract. The State of West Virginia and PEIA sought civil penalties; compensatory and punitive damages, and injunctive relief. In March 2003, in the declaratory judgment action, PEIA filed a counterclaim, and the State of West Virginia, which was joined as a party, filed a third-party complaint against the Company and Merck, raising the same allegations asserted by PEIA and the State of West Virginia in their November 2002 action described above. The Company and Merck filed a motion to dismiss the November 2002 action filed by the State of West Virginia and PEIA, and also filed a motion to dismiss the counterclaim and third-party complaint filed by the State of West Virginia and PEIA in the Company’s declaratory judgment action. On November 6, 2003, the court granted the motion to dismiss the Consumer Protection Act claims and certain other state law claims, including the claims for conspiracy and tortious interference. The court also dismissed without prejudice the various fraud claims. The court denied the motion to dismiss with respect to the claims for breach of contract, accounting and unjust enrichment. On December 2, 2003, PEIA filed an amended counterclaim and third-party complaint against Merck and the Company, seeking to reassert its fraud claims and restate certain of its other claims. On December 12, 2003, Merck filed a motion to dismiss all of the claims against it. The court has not yet ruled on that motion.

In July 2003, a lawsuit captioned Group Hospitalization and Medical Services v. Merck-Medco Managed Care, et al., was filed against the Company in New Jersey state court. In this action, the Company’s former client, CareFirst Blue Cross Blue Shield, asserts claims for violation of fiduciary duty under state law, breach of contract; negligent misrepresentation, unjust enrichment; violations of certain District of Columbia laws regarding consumer protection and restraint of trade, and violation of a New Jersey law prohibiting racketeering. The plaintiff demands compensatory damages, punitive damages, treble damages for certain claims, and restitution.

The Company does not believe that it is a fiduciary under ERISA, and it believes that its business practices comply with all applicable laws and regulations. The Company has denied all allegations of wrongdoing and is vigorously defending all of the lawsuits described above, although the Company has proposed to settle some of them as described above. Many of these lawsuits seek damages in unspecified amounts, which could be material, and some seek treble or punitive damages or restitution of profits, any of which could be material in amount. The outcome of each of these lawsuits is uncertain, and an adverse determination in any one of them could result in material damages or restitution and could materially limit the Company’s business practices. In addition, to the extent that the Company is required to indemnify Merck for liabilities arising out of a lawsuit, an adverse outcome with respect to Merck could result in the Company making indemnification payments in amounts that could be material, in addition to any damages that the Company is required to pay. For these reasons, an adverse determination in any one or more of these lawsuits could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

ANTITRUST LITIGATION. On August 15, 2003, a lawsuit captioned Brady Enterprises, Inc., et al. v. Medco Health Solutions, Inc., et al., was filed in the U.S. District Court for the Eastern District of Pennsylvania against Merck and the Company. The plaintiffs, which seek to represent a national class of retail pharmacies that have contracted with the Company, allege that the Company has conspired with, acted as the common agent for, and used the combined bargaining power of plan sponsors to restrain competition in the market for the dispensing and sale of prescription drugs. The plaintiffs allege that, through the alleged conspiracy, the Company has engaged in various forms of anticompetitive conduct, including, among other things, setting artificially low reimbursement rates to such pharmacies. The plaintiffs assert claims for violation of the Sherman Act and seek treble damages and injunctive relief. In November 2003, Merck and the Company filed motions to dismiss the complaint. The court has not yet ruled on those motions.

On October 1, 2003, a lawsuit captioned North Jackson Pharmacy, Inc., et al. v. Medco Health Solutions, Inc., et al., was filed in the U.S. District Court for the Northern District of Alabama against Merck and the Company. The plaintiffs, which seek to represent a national class of independent retail pharmacies that have contracted with the Company, allege in an amended complaint that the Company has engaged in price fixing and other unlawful concerted actions with others, including other PBMs, to restrain trade in the dispensing and sale of prescription drugs to customers of retail pharmacies who participate in programs or plans that pay for all or part of the drugs dispensed. The plaintiffs allege that, through such concerted action, the Company has engaged in various forms of anticompetitive conduct, including, among other things, setting reimbursement rates to such pharmacies at unreasonably low levels. The plaintiffs assert claims for violation of the Sherman Act and seek treble damages and injunctive relief.

On January 20, 2004, a lawsuit captioned Alameda Drug Company, Inc., et al. v. Medco Health Solutions, Inc., et al. was filed against the Company and Merck in the Superior Court of California. The plaintiffs, which seek to represent a class of all California pharmacies that have contracted with the Company and that have indirectly purchased prescription drugs from Merck, allege, among other things, that since the expiration of a 1995 Consent Injunction entered by the U.S. District Court for the Northern District of California, if not earlier, the Company has failed to maintain an Open Formulary (as defined in the consent injunction), and that the Company and Merck have failed to prevent nonpublic information received from competitors of Merck and the Company from being disclosed to each other. The complaint also copies verbatim many of the allegations in the Amended Complaint filed by the U.S. Attorney for the Eastern District of Pennsylvania, discussed above. The plaintiffs further allege that, as a result of these alleged practices, the Company has been able to increase its market share and artificially reduce the level of reimbursement to the retail pharmacy class members, and that the prices of prescription drugs from Merck and other pharmaceutical manufacturers that do business with the Company have been fixed and raised above competitive levels. The plaintiffs assert claims for violation of California antitrust law and California law prohibiting unfair business practices. The plaintiffs demand, among other things, compensatory damages, restitution, disgorgement of unlawfully obtained profits, and injunctive relief.

The Company denies all allegations of wrongdoing and intends to vigorously defend the Brady, North Jackson Pharmacy, and Alameda Drug Company cases. However, the outcome of these lawsuits is uncertain, and an adverse determination in any of them could result in material damages, which could be trebled, and could materially limit the Company’s business practices. In addition, to the extent that the Company is required to indemnify Merck for liabilities arising out of a lawsuit, an adverse outcome with respect to Merck could result in the Company making indemnification payments in amounts that could be material, in addition to any damages that the Company is required to pay. For these reasons, an adverse determination in any of these lawsuits could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

There remain approximately five lawsuits on behalf of fewer than ten plaintiffs, to which the Company is a party, filed by retail pharmacies against pharmaceutical manufacturers, wholesalers and other major PBMs, challenging manufacturer discounting and rebating practices under various state and federal antitrust laws, including the Robinson-Patman Act. These suits, which were a part of a consolidated Multi-district Litigation, captioned In re Brand Name Prescription Drug Antitrust Litigation, allege that the Company knowingly accepted rebates and discounts on purchases of brand-name prescription drugs in violation of the federal Robinson-Patman Act. These suits seek damages and to enjoin the Company from future violations of the Robinson-Patman Act. Merck has agreed to indemnify the Company for any monetary liabilities related to these lawsuits. However, any adverse judgment or injunction could significantly limit the Company’s ability to obtain discounts and rebates.

SECURITIES LITIGATION. The Company and Merck are named as defendants in a number of purported class action lawsuits, all relating to the Company’s revenue recognition practices for retail co-payments paid by members of plans for which the Company provides PBM services. The class action lawsuits were consolidated and amended to assert claims against Merck and the Company and certain of the Company’s officers and directors relating to the Company’s revenue recognition practices for retail co-payments, rebates received by the Company, and the Company’s independent status. The Company and Merck have filed a motion to dismiss these lawsuits.

On July 31, 2003, a shareholders derivative complaint was filed in the U.S. District Court for the District of New Jersey against Merck and the Company, certain of the Company’s officers and directors, and Arthur Andersen LLP. The lawsuit is based on allegations relating to the Company’s revenue recognition practices for retail co-payments, and it further alleges that certain individual defendants breached their fiduciary duty by failing to prevent such practices from occurring and also failing to prevent the conduct at issue in the Gruer complaint and related actions, the antitrust claims pending in the Northern District of Illinois, and the qui tam actions in which the U.S. Attorney’s Office for the Eastern District of Pennsylvania has intervened, each of which is described above. The complaint seeks monetary damages from Merck and the Company in an unspecified amount, as well as injunctive and other relief. Merck and the Company have filed a motion to dismiss the complaint.

The Company has denied all allegations of wrongdoing and is vigorously defending each of the lawsuits described above. These lawsuits seek damages in unspecified amounts, which could be material. Merck has agreed to indemnify the Company for a significant portion of any monetary liabilities related to these lawsuits. However, the Company could be liable for a material amount of any residual liabilities not indemnified by Merck, and an adverse determination could materially limit the Company’s business practices. For these reasons, an adverse determination in any one or more of these lawsuits could have a material adverse effect on the Company’s business, financial condition and operating results.

TAMOXIFEN LITIGATION. In May 2002, a lawsuit captioned Kessler v. Merck-Medco Managed Care, L.L.C. was filed in the Superior Court of New Jersey. The plaintiff, who purported to represent a member class, alleged that the Company improperly classified Tamoxifen as a brand-name drug, resulting in a higher co-payment for members. The complaint asserted claims under the New Jersey Consumer Fraud Act and for unjust enrichment. In December 2002, a putative class action lawsuit containing substantially similar allegations to the Kessler case, captioned Smith v. Medco Health Solutions, Inc., was filed in the Superior Court of New Jersey. In June 2003, a putative class action lawsuit containing substantially similar allegations, captioned Del Greco v. Medco Health Solutions, Inc., was filed in the U.S. District Court for the Southern District of New York. The plaintiff in this action, however, asserted that the Company’s alleged misclassification of Tamoxifen improperly denied plan benefits and breached an alleged fiduciary duty under ERISA. On December 5, 2003, the court granted the Company’s motion for summary judgment in the Smith and Kessler actions and dismissed all of the claims. On December 5, 2003, the court in the Del Greco action granted the Company’s motion to dismiss with respect to nearly all of the claims, including all monetary claims. The plaintiff in the Del Greco case has asked the court to reconsider that ruling, but the court has not yet ruled on that motion.

The Company has denied all allegations of wrongdoing and has vigorously defended each of the lawsuits described above. The outcome of the Del Greco action remains uncertain, and an adverse determination in that action could result in material damages and could have a material adverse effect on the Company’s business, financial condition and operating results.

OTHER. The Company is also involved in various claims and legal proceedings of a nature considered normal to the Company’s business, principally employment and commercial matters.

Although the range of loss for all of the unresolved matters above is not subject to reasonable estimation and it is not feasible to predict or determine the final outcome of all of the above proceedings with certainty, the Company’s management does not believe that they would result in a material adverse effect on the Company’s financial position or liquidity, either individually or in the aggregate. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by the ultimate resolutions of these matters, or changes in the Company’s assumptions or its strategies related to these proceedings. The Company believes that most of the claims made in these legal proceedings and government investigations would not likely be covered by insurance.

11. STOCK-BASED COMPENSATION

STOCK OPTION PLANS. Certain Merck stock options granted in 2002 and 2003 converted to Medco options upon the separation (the “Converted Options”). The rate of conversion was determined based on a formula that preserved the economic position of the option holder immediately before and after the separation.

Prior to the separation from Merck, the Company’s employees had participated in Merck stock option plans under which employees were granted options to purchase shares of Merck common stock at the fair market value at the time of the grant. In addition, some of the Company’s employees continue to hold stock options granted under the Medco Containment Services, Inc., stock option plan and plans of companies acquired by the Company, including Medical Marketing Group, Inc., ProVantage and Systemed, Inc. (“Acquired Company Plans”). These options were all converted to options to purchase Merck common stock. The outstanding stock options held by employees of the Company under the Acquired Company Plans will remain options for Merck stock and thus will not be dilutive to the Company’s EPS.

The Company was owned by Merck through August 19, 2003, and stock option activity from December 30, 2000, through August 19, 2003, reflects Merck options that were held by employees of the Company. Summarized information related to stock options held by the Company’s employees is as follows:

MERCK STOCK OPTIONS (Shares of options in thousands)	NUMBER OF SHARES	AVERAGE PRICE(1)
Outstanding at December 30, 2000	30,950.5	$52.65
Granted	7,895.1	$78.43
Exercised	(1,988.8)	$31.32
Forfeited	(1,437.8)	$75.97

Outstanding at December 29, 2001	35,419.0	$58.65
Granted	6,269.3	$59.64
Exercised	(1,977.7)	$31.57
Forfeited	(1,923.6)	$68.91

Outstanding at December 28, 2002	37,787.0	$59.71
Granted	248.0	$57.06
Exercised	(1,729.9)	$33.73
Forfeited	(2,793.7)	$69.94
Options converted, August 19, 2003	(4,833.9)	$60.39

Outstanding at August 19, 2003	28,677.5	$59.65

MEDCO STOCK OPTIONS (Shares of options in thousands)	NUMBER OF SHARES	AVERAGE PRICE(1)
Options converted, August 19, 2003(2)	10,887.9	$26.81
Granted	12,546.9	$27.68
Exercised	(488.4)	$24.95
Forfeited	(577.0)	$26.80

Outstanding at December 27, 2003	22,369.4	$27.34

(1)	Weighted average exercise price.
(2)	Merck stock options converted on August 19, 2003 multiplied by conversion factor of approximately 2.25241.

The options that converted on August 19, 2003 reflect the conversion of 4.8 million Merck options into options to purchase Company common stock.

The number of shares and average price of options exercisable at fiscal year-end 2003 for Medco options were 3.3 million shares at $27.10, and at fiscal year-ends 2002 and 2001 for Merck options were 14.3 million shares at $43.75 and 11.4 million shares at $34.90, respectively.

Summarized information about Medco stock options outstanding and exercisable at December 27, 2003 is as follows:

EXERCISE PRICE RANGE (Shares of options in thousands)	NUMBER OF SHARES	AVERAGE LIFE(1)	OUTSTANDING AVERAGE PRICE(2)	NUMBER OF SHARES	EXERCISABLE AVERAGE PRICE(2)
$20 to $25	1,490.8	4.40	$23.70	300.1	$23.02
$25 to $30	19,650.3	8.80	$27.16	3,020.1	$27.51
$30 to $35	682.3	4.93	$33.65	0	$0.00
$35 to $40	546.0	4.97	$35.68	0	$0.00

Total shares	22,369.4	8.30	$27.34	3,320.2	$27.10

(1)	Weighted average contractual life remaining in years.
(2)	Weighted average exercise price.

EMPLOYEE STOCK PURCHASE PLAN. The Company’s employees currently participate in the 2003 ESPP, whereby certain employees of Medco are permitted to purchase shares of Medco stock at a discount to market price. Under the terms of the 2003 ESPP, 750,000 shares of the Company’s common stock are available for issuance, and eligible employees may have up to 10% of gross pay deducted from their accumulated payroll to purchase shares of Medco common stock at 85% of the fair market value of a share of Medco stock on the last day of trading each calendar quarter. Purchases of Medco stock under the 2003 ESPP for the first three-month purchase period from October 1, 2003, to December 26, 2003, were 49,800 shares at a weighted average price of $35.32.

The 2003 ESPP will terminate at the close of business on the last day of the fiscal quarter in December 2004 or when the maximum number of shares has been purchased, whichever is earlier, or at the discretion of the Company’s Board of Directors.

From December 30, 2000, through June 27, 2003, the Company’s employees participated in the 2001 ESPP, whereby certain employees of Medco were permitted to purchase shares of Merck stock at a discount to market price. The terms of the 2001 ESPP were substantially the same as the 2003 ESPP. Purchases of Merck stock under the 2001 ESPP were 0.1 million shares in 2003, 0.3 million shares in 2002 and 0.2 million shares in 2001, and are not dilutive to the Company’s EPS. The Merck shares purchased under the 2001 ESPP in 2003, 2002 and 2001 were at a weighted average price of $57.87, $52.62 and $66.02, respectively. The plan terminated on June 27, 2003, to allow for the implementation of the new 2003 ESPP.

Had the Company applied the fair value recognition provisions of SFAS 123 to the 2001 ESPP and 2003 ESPP, net income would have been reduced by $0.7 million in 2003, $1.3 million in 2002 and $1.4 million in 2001.

12. RELATIONSHIP WITH MERCK

The Company was a wholly-owned subsidiary of Merck from November 18, 1993, through August 19, 2003, and it entered into intercompany transactions with Merck for items such as the daily transfer of cash collections; cash borrowings to be used in operations as necessary; mail order inventory transactions; sales of PBM and other services; recording of rebates; taxes paid by Merck on the Company’s income, and allocations of corporate charges. Effective December 30, 2001, amounts due from/to Merck arising from these transactions were recorded within “Due from Merck, net.” For the majority of the period during which the Company was owned by Merck, Merck provided the Company with various services, including finance, legal, public affairs, executive oversight, human resources, procurement and other services. The historical financial statements include expense allocations related to these services, which diminished as the Company prepared for its separation from Merck. These expense allocations amounted to $0.4 million in 2003, all of which was recorded in the first quarter, and $27.4 million and $26.4 million in fiscal 2002 and 2001, respectively. The Company considers these allocations to be reasonable reflections of the utilization of services provided. The Company has assumed full responsibility for these services and the related expenses.

On August 8, 2003, the Company received $564.7 million in settlement of the recorded amount of the net intercompany receivable due from Merck arising from intercompany transactions from December 31, 2001, to July 31, 2003. The Company completed its separation from Merck on August 19, 2003. As a result, the Company no longer has intercompany transactions with Merck, and it treats its transactions for items such as mail order inventory; sales of PBM and other services, and rebates receivable as third-party transactions.

The Company’s revenues from sales to Merck for PBM and other services amounted to $78.0 million in fiscal 2003 through the separation from Merck on August 19, 2003, and $115.2 million and $99.9 million in fiscal 2002 and 2001, respectively.

Prescription drugs purchased from Merck that are dispensed by the Company’s mail order pharmacies are included in cost of product net revenues, or in inventory if not yet dispensed. During the periods prior to the separation, this inventory from Merck was recorded at a price that management believes approximated the price that an unrelated third party would have paid. During fiscal 2001, 2002 and 2003, through the date of separation, purchases from Merck as a percentage of the Company’s total cost of revenues remained consistently in the 4% to 5% range. In addition, the Company records rebates from Merck in cost of revenues based on the volume of Merck prescription drugs dispensed through its retail pharmacy network and by its mail order pharmacies. The following table summarizes the amounts included in cost of product net revenues:

FOR FISCAL YEARS ENDED ($ in millions)	DECEMBER 27, 2003*	DECEMBER 28, 2002	DECEMBER 29, 2001

Cost of inventory purchased from Merck	$930.4	$1,415.0	$1,344.7
Gross rebates recorded from Merck	$(301.1)	$(443.9)	$(439.4)

*	Through the separation from Merck on August 19, 2003.

On May 28, 2003, the Company and Merck entered into an amended and restated managed care agreement, which was subsequently amended. The amended and restated managed care agreement includes terms related to certain access obligations for Merck products; a commitment to maintain Merck market share levels; terms related to formulary access rebates and market share rebates payable by Merck, as well as other provisions. In addition, the Company may be required to pay liquidated damages to Merck if it fails to achieve specified market share levels.

The Company also entered into a tax responsibility allocation agreement with Merck. The tax responsibility allocation agreement includes, among other items, terms for the filing and payment of income taxes through the separation date. For the period up to the separation date, Merck incurred federal taxes on the Company’s income as part of Merck’s consolidated tax return, and the Company’s liability for federal income taxes was reflected in “Due from Merck, net.”

For state income taxes prior to the Company’s incorporation, Merck was taxed on the Company’s income and the Company’s liability was reflected in “Due from Merck, net.” This is also the case for the post-incorporation period through the separation date in states where Merck filed a unitary or combined tax return. In states where Merck did not file a unitary or combined tax return, the Company is responsible since incorporation for filing and paying the associated taxes, with the estimated state tax liability reflected in accrued expenses and other current liabilities. Subsequent to the separation, the Company is responsible for filing its own federal and state tax returns and making the associated payments.

In addition, the Company entered into an indemnification and insurance matters agreement, as well as a master separation and distribution agreement, and other related agreements. The indemnification and insurance matters agreement covers the Company’s indemnification of Merck for, among other matters, the outcome of certain types of litigation and claims.

13.    SUBSEQUENT EVENT

In February 2004, the Company was notified of client decisions to transition their business to other PBMs by the end of 2004. These clients were in the Company’s client base at the time of the Merck acquisition and therefore were included in the recorded intangible assets. As a result, the Company revised the weighted average useful life from 35 years to 23 years effective as of the beginning of the 2004 fiscal year, with the annual intangible asset amortization expense in 2004 increasing over 2003 by $85.6 million to $179.9 million.